Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AN2 Therapeutics, Inc. of our report dated March 29, 2023 relating to the financial statements, which appears in AN2 Therapeutics, Inc’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 29, 2023